Exhibit 5.1

Marc A. Recht

T: +1 617 937 2316

mrecht@cooley.com

January 20, 2015

Flex Pharma, Inc.

800 Boylston Street, 24th Floor

Boston, Massachusetts 02199

Ladies and Gentlemen:

We have represented Flex Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-201276) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,307,250 shares (the “Shares”) of the Company’s common stock, par value $0.0001, which includes up to 4,615,000 Shares to be sold by the Company (the “Company Shares”) and up to 692,250 Shares of common stock of the Company that may be sold by the Company pursuant to the exercise of an of an over-allotment option granted to the underwriters (the “Overallotment Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.5 to the Registration Statement and the Company’s Bylaws, filed as Exhibit 3.7 to the Registration Statement, each of which is to be in effect immediately after the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and that the Shares will be sold at a price established by the Board of Directors of the Company or a duly appointed committee thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares and the Overallotment Shares, when sold and issued against payment therefor as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

500 BOYLSTON STREET, BOSTON, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM

Flex Pharma, Inc.
January 20, 2015

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht, Esq.

500 BOYLSTON STREET, BOSTON, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM